SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number 33-94856


                   THE CIT GROUP SECURITIZATION CORPORATION II
             (Exact name of registrant as specified in its charter)

           650 CIT Drive Livingston, New Jersey 07039, (201) 740-5000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            CIT RV Owner Trust 1995-B
                        Class A 6.50% Asset Backed Notes
                         6.85% Asset Backed Certificates
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule  12g-4(a)(1)(i)  [ ]               Rule  12h-3(b)(1)(ii)  [ ]
     Rule  12g-4(a)(1)(ii) [ ]               Rule  12h-3(b)(2)(i)   [ ]
     Rule  12g-4(a)(2)(i)  [ ]               Rule  12h-3(b)(2)(ii)  [ ]
     Rule  12g-4(a)(2)(ii) [ ]               Rule 15d-6             [x]
     Rule  12h-3(b)(1)(i)  [x]

         Approximate number of holders of record as of the certification or
notice date:    43

         Pursuant to the requirements of the Securities Exchange Act of 1934 The CIT Group Securitization Corporation II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 25, 1996                 THE CIT GROUP SECURITIZATION
                                        CORPORATION II


                                        By:  /s/ Richard W. Bauerband
                                        Name:  Richard W. Bauerband
                                        Title:  Executive Vice President